Exhibit 5.1

March 13, 2017

Planet Fitness, Inc.

26 Fox Run Road

Newington, NH 03801

Re:	Registration Statement on Form S-3 filed on December 23, 2016 (Registration No. 333-215317)

Ladies and Gentlemen:

We have acted as counsel to Planet Fitness, Inc., a Delaware corporation (the “Company”) in connection with the sale of 15,000,000 shares of Class A common stock, $.0001 par value per share (the “Shares”), of the Company pursuant to the above-referenced registration statement (the “Registration Statement”), the base prospectus dated December 23, 2016 (the “Base Prospectus”) and the prospectus supplement dated March 8, 2017 (together with the Base Prospectus, the “Prospectus”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (the “Securities Act”). The Shares are being offered by the selling stockholders named in the Prospectus (the “Selling Stockholders”) and consist of (i) 4,790,758 issued and outstanding Shares held by certain Selling Stockholders (the “Direct TSG Investors”) and (ii) 10,209,242 Shares that are issuable upon exchange of common units (“Holdings Units”) of Pla-Fit Holdings, LLC (“Pla-Fit Holdings”), together with a corresponding number of shares of Class B common stock (the “Class B Stock”) of the Company, held by certain Selling Stockholders that are equity owners of Pla-Fit Holdings (the “Continuing LLC Owners”), in each case as set forth in the Registration Statement. The Shares are being sold pursuant to an underwriting agreement, dated March 8, 2017 (the “Underwriting Agreement”), among the Company, Pla-Fit Holdings, the Selling Stockholders and the underwriter named therein.

In connection with this opinion letter, we have examined such certificates, documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein. In conducting such investigation, we have relied, without independent verification, upon certificates of officers of the Company, public officials and other appropriate persons.

The opinions expressed below are limited to the Delaware General Corporation Law.

Based upon and subject to the foregoing, we are of the opinion that (i) the Shares being offered by the Direct TSG Investors have been duly authorized and validly issued, fully paid and non-assessable and (ii) the Shares being offered by the Continuing LLC Owners have been duly authorized and, when issued and delivered upon exchange of Holdings Units and a corresponding number of shares of Class B Stock as described in the Prospectus, such Shares will be validly issued, fully paid and non-assessable.

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Ropes & Gray LLP

Ropes & Gray LLP